EXHIBIT 3

KPMG LLP Chartered Accountants 600 de Maisonneuve Blvd. West Suite 1500 Tour KPMG Montréal Québec H3A 0A3	Telephone (514) 840-2100 Fax (514) 840-2187 Internet www.kpmg.ca

AUDITORS’ REPORT ON RECONCILIATION TO UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

To the Board of Directors of Neptune Technologies & Bioressources Inc.

On August 10, 2007, we reported on the consolidated balance sheet of Neptune Technologies & Bioressources Inc. (the "Company") as at May 31, 2007 and the consolidated statements of operations, deficit and cash flows for the year ended May 31, 2007 which are included in the annual report on Form 40-F. In connection with our audit conducted in accordance with Canadian generally accepted auditing standards of the aforementioned consolidated financial statements, we also have audited the accompanying supplemental note entitled "Reconciliation to United States Generally Accepted Accounting Principles" included in the Form 40-F. This supplemental note is the responsibility of the Company’s management. Our responsibility is to express an opinion on this supplemental note based on our audit.

In our opinion, such supplemental note, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

The supplemental note entitled "Summary of Significant Differences Between Generally Accepted Accounting Principles in Canada and the United States" as at May 31, 2006 and for the year then ended was audited by other auditors, who expressed an opinion without reservation on this supplemental note in their report dated July 21, 2006.

Chartered Accountants

Montréal, Canada
August 10, 2007

Neptune Technologies & Bioressources Inc.

Reconciliation to United States Generally Accepted Accounting Principles
Years ended May 31, 2007 and 2006

The audited consolidated financial statements of the Company as at May 31, 2007 and 2006 and for the years ended May 31, 2007 and 2006 have been prepared in accordance with Canadian Generally Accepted Accounting Principles (GAAP), which differs in some respects from those accounting principles generally accepted in the United States (U.S. GAAP). The following note, which should be read in conjunction with the 2007 Consolidated Financial Statements, summarized adjustments and disclosure that would be required in order to present these consolidated financial statements in accordance with U.S. GAAP.

	2007	2006

Consolidated statements of operations

Net Loss – Canadian GAAP	$(2,677,433)	$(886,150)
Stock Compensation expense (1)
Amortization of Other Assets (2)	-	409,197
Convertible Debt Conversion (3)	-	(400,000)
Net Loss* – U. S. GAAP	$(2,677,433)	$(876,953)

* - Since the Company is not recording income tax benefits due to its cumulative loss position, there is no tax effect reflected for any of the operating reconciling items.

Weighted average number of common shares outstanding		$35,510,919		$30,790,786

Loss per common share-basic and diluted		$(0.075)	$	$ (0.028)

	2007			2006
	Canadian	U.S.		Canadian	U.S.
Consolidated balance sheets	GAAP	GAAP		GAAP	GAAP
Capital Stock , Warrants and Contributed Surplus (1) (3) (4)	$26,157,005	$24,210,108		$18,174,125	$16,760,767

Deficit (1) (2) (3) (4)	(18,448,233)	(16,501,336)		(15,237,262)	(13,823,904)

Shareholders’equity	$7,708,772	$7,708,772		$2,936,863	$2,936,863

There is no impact on total equity in Canadian GAAP, as reconciled to U.S. GAAP as of May 31, 2007 and 2006, due to the nature of the reconciling operating statement items, which resulted in offsetting differences between equity accounts.

Neptune Technologies & Bioressources Inc.

Reconciliation to United States Generally Accepted Accounting Principles
Years ended May 31, 2007 and 2006 (continued)

1

Stock Based Compensation

Under Canadian GAAP, effective June 1, 2002, the Company adopted prospectively the fair value based method of accounting for employee stock options granted as required under the Canadian Institute of Chartered Accountants Handbook, Section 3870, "Stock-based Compensation and Other Stock-based Payments". The Company records stock compensation expense in the consolidated statement of operations, based on allocating the estimated fair value of the stock options granted over their vesting period, with the offset to contributed surplus.

Under U.S. GAAP, effective June 1, 2005 the Company adopted Statement of Financial Accounting Standards No. 123 (R) "Shared-Based Payment" as interpreted by SEC Staff Accounting Bulletin No. 107. FAS 123 (R) requires the Company to recognize in the consolidated statement of operations the grant date fair value of share-based compensation awards granted to employees over the requisite service period. Pursuant to the provisions of FAS 123(R), the Company applied the modified prospective transition method such that FAS 123 (R) was applied to new awards, to the unvested portion of existing awards and to awards modified, repurchased or cancelled after the effective date.

For the fiscal 2005 year, under U.S. GAAP, the Company measured compensation expense using the intrinsic value based method of accounting for stock options, in accordance with Accounting Principles Board Opinion No. 25, as allowed under FAS 123. Under this method, compensation was the excess, if any, of the quoted market value of the stock at the date of the grant over the amount an option recipient must pay to acquire the stock. Accordingly, the Company initially recorded no share-based employee compensation expense, as all options granted had exercise prices equal to the fair market value of the common stock on the date of grant. However, during fiscal 2005, the company re-priced all of its outstanding employee and non-employee options, in accordance with FIN 44 and FAS 123.

As a result of the adoption of the modified prospective transition method and the re-pricing of the employee stock options, the Company’s deficit as well as capital stock, warrants and contributed surplus as of May 31, 2007 and 2006, under U.S. GAAP, are $135,281 less than they would have been under Canadian GAAP.

During fiscal 2006, under U.S. GAAP, the Company recorded stock compensation expense in the consolidated statement of operations on a straight line basis over the requisite service period, which is generally the vesting period, with the offset to additional paid-in capital. Because the company has elected to use the modified prospective transition method, results for prior periods have not been restated. The adoption of the FAS 123(R) has aligned the Company’s reporting for share-based payments, from that point forward, with Canadian GAAP, resulting in the elimination of a U.S. GAAP to Canadian GAAP reconciliation.

2

Other Assets-Start Up Costs

Under Canadian GAAP, the Company capitalized certain start up costs incurred between 2002 and 2003 and have recorded these deferred charges at cost as a component of Other Assets, providing amortization on a straight-line basis up to 2006. Under U.S. GAAP, these costs had to be expensed as incurred.

As a result, for U.S. GAAP reconciliation purposes, the Company reversed the amortization expense recorded in 2006. Since the Start-Up costs had been fully amortized for Canadian GAAP as of May 31, 2006, there is no impact of this reconciling item on the Company’s accumulated deficit.

Neptune Technologies & Bioressources Inc.

Reconciliation to United States Generally Accepted Accounting Principles
Years ended May 31, 2007 and 2006 (continued)

3

Convertible Debt and Related Party Transaction

On January 20, 2006, the Company re-negotiated the terms of two convertible debentures with a related party shareholder (as defined under U.S. GAAP). These debentures had a par value of $3,457,122, and were converted to common stock at the fair market value of the stock, and as more fully described in Note 16. For Canadian GAAP purposes, this transaction resulted in the Company recording a gain of $1,400,000 for the forgiveness of convertible debt.

Under U.S.GAAP, an amount of $400,000 was considered to be a capital transaction with a related party; accordingly, the $400,000 gain has been eliminated from the statement of operations for Fiscal 2006, with the corresponding amount reclassified from accumulated deficit to additional paid-in capital (contributed surplus).

4

Share and Warrant Issuance Costs

The accounting policy of the Company is to record share and warrant issuance costs as an increase in the deficit under Canadian GAAP. Under U.S. GAAP, share and warrant issuance costs have to be recorded as a reduction of the proceeds received. For U.S. GAAP reconciliation purposes, the Company has reclassified from the deficit share and warrant issuance costs of $2,211,615 and $1,687,077 at May 31, 2007 and May 31, 2006 respectively.

5

Consolidated comprehensive income:

FAS 130, "Reporting Comprehensive Income", requires the Company to report and display information related to comprehensive income for the Company. Comprehensive income consists of net income and all other changes in shareholders’equity and not resulting from changes from transactions with shareholders, such as cumulative foreign currency translation adjustments and unrealized gains or losses on securities. There were no adjustments to the net loss required to reconcile to U.S. GAAP.

6

Statement of Consolidated Cash Flows

There are no significant differences in the cash provided by (used in) the Company’s operating, investing or financing activities resulting from the reconciliation to U.S. GAAP and thus no additional disclosure is warranted.

Neptune Technologies & Bioressources Inc.

Reconciliation to United States Generally Accepted Accounting Principles
Years ended May 31, 2007 and 2006 (continued)

7

Recently Issued Accounting Pronouncements

In June 2006, the FASB issued FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes" ("FIN 48"), an interpretation of FASB Statement No. 109, "Accounting for Income Taxes". FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 requires that the Company recognize the impact of a tax position in the financial statements if that position is more likely than not of being sustained on audit, based on the technical merits of the position. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods and disclosure. The provisions of FIN 48 are effective for fiscal years beginning after December 15, 2006. The adoption of FIN 48 is not expected to have a material effect on the Company’s financial condition or results of operation.

In September 2006, the FASB issued Statement of Financial Accounting Standard No. 157, "Fair Value Measurements". FAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosures regarding fair value measurements. FAS 157 does not require any new fair value measurements, but rather eliminates inconsistencies in guidance found in various prior accounting pronouncements. FAS 157 is effective for fiscal years beginning after November 15, 2007.

In February 2007, the FASB issued Statement of Financial Accounting Standard No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities" and is also an amendment to FAS 115, "Accounting for Certain Investments in Debt and Equity Securities". This Statement permits entities to choose to measure many financial instruments and certain other items at fair value by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This Statement is expected to expand the use of fair value measurement, for accounting for financial instruments. FAS 159 is effective for fiscal years beginning after November 15, 2007. The Company is currently evaluating the impact of FAS 159 on its consolidated financial statements.